LEND LEASE ROSEN REAL ESTATE SECURITIES LLC
1995 UNIVERSITY AVE., SUITE 550
BERKELEY, CA  94704


FAX:  (510) 849-8369
TELEPHONE:  (510) 849-8360


February 12, 1998



Via EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

	Re:  Schedule 13G Bedford Property Investors

Dear Sir or Madam:

We are transmitting for filing via EDGAR Schedule 13G relating to the Common
 Stock of
Bedford Property Investors (the "Company").

By copy of this letter, we are simultaneously sending copies by certified mail to the Company.

Sincerely,

/s/ Kenneth T. Rosen

Kenneth T. Rosen
Chief Executive Officer


Enclosures

cc:  Peter B. Bedford, Bedford Property Investors (w/enclosures)



                         SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                        Bedford Property Investors, Inc.
- ---------------------------------------------------------------------------
-                                (Name of Issuer)

                                  COMMON STOCK
- ---------------------------------------------------------------------------
-                         (Title of Class of Securities)

                                    076446301
                                 --------------
                                 (CUSIP Number)

                                  July 31, 1998
                                ----------------
                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

  [X] Rule 13d-1(b)
  [ ] Rule 13d-1(c)
  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number  076446301
                                PAGE 1 OF 10 PAGES


1. Name of Reporting Person
           Lend Lease Rosen Real Estate Securities LLC

          S.S. or I.R.S. Identification No. of Above Person
           I.R.S. No. 943219135



     2.   Check the Appropriate Box if a Member of a Group*
                  (a)  [ ]
                  (b)  [ ]

     3.   SEC USE ONLY

     4.   Citizenship or Place of Organization:  Delaware

     5.   Sole Voting Power
                           1,193,500
     6.   Shared Voting Power
                           None
     7.   Sole Dispositive Power
                           1,450,550
     8.   Shared Dispositive Power
                           None

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                           1,450,550
     10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain
Shares*
                            N/A

     11.  Percent of Class Represented by Amount in Row 9
                            6.4%

     12.  Type of Reporting Person
                            IA


                             CONTINUED ON NEXT PAGE

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Number  076446301


                                PAGE 2 OF 10 PAGES


1.  Name of Reporting Person
           Lend Lease Real Estate Investments, Inc.

          S.S. or I.R.S. Identification No. of Above Person
           I.R.S. No. 581571819



     2.   Check the Appropriate Box if a Member of a Group*
                  (a)  [ ]
                  (b)  [ ]

     3.   SEC USE ONLY

     4.   Citizenship or Place of Organization:  Delaware

     5.   Sole Voting Power
                           1,193,500
     6.   Shared Voting Power
                           None
     7.   Sole Dispositive Power
                           1,450,550
     8.   Shared Dispositive Power
                           None

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                           1,450,550
     10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain
Shares*
                            N/A

     11.  Percent of Class Represented by Amount in Row 9
                            6.4%

     12.  Type of Reporting Person
                            HC

                             CONTINUED ON NEXT PAGE

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Number  076446301


                                PAGE 3 OF 10 PAGES


1.  Name of Reporting Person
 Rosen Financial Services II, L.L.C.

          S.S. or I.R.S. Identification No. of Above Person
           I.R.S. No. 943296510



     2.   Check the Appropriate Box if a Member of a Group*
                  (a)  [ ]
                  (b)  [ ]

     3.   SEC USE ONLY

     4.   Citizenship or Place of Organization:  California

     5.   Sole Voting Power
                           1,193,500
     6.   Shared Voting Power
                           None
     7.   Sole Dispositive Power
                           1,450,550
     8.   Shared Dispositive Power
                           None

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                           1,450,550
     10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain
Shares*
                            N/A

     11.  Percent of Class Represented by Amount in Row 9
                            6.4%

     12.  Type of Reporting Person
                            HC

                             CONTINUED ON NEXT PAGE

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Number  076446301


                                PAGE 4 OF 10 PAGES


1. Name of Reporting Person
Rosen Financial Services, Inc.

         S.S. or I.R.S. Identification No. of Above Person
          I.R.S. No. 943186706



     2.   Check the Appropriate Box if a Member of a Group*

                  (a)  [ ]
                  (b)  [ ]

     3.   SEC USE ONLY

     4.   Citizenship or Place of Organization:  California

     5.   Sole Voting Power
                           1,193,500
     6.   Shared Voting Power
                           None
     7.   Sole Dispositive Power
                           1,450,550
     8.   Shared Dispositive Power
                           None

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                           1,450,550
     10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain
Shares*
                            N/A

     11.  Percent of Class Represented by Amount in Row 9
                            6.4%

     12.  Type of Reporting Person
                            HC

                             CONTINUED ON NEXT PAGE

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP Number  076446301


                                PAGE 5 OF 10 PAGES


1.  Name of Reporting Person
 Kenneth T. Rosen

          S.S. or I.R.S. Identification No. of Above Person
           I.R.S. No. 048366406


     2.   Check the Appropriate Box if a Member of a Group*

                  (a)  [ ]
                  (b)  [ ]

     3.   SEC USE ONLY

     4.   Citizenship or Place of Organization:  California

     5.   Sole Voting Power
                           1,193,500
     6.   Shared Voting Power
                           None
     7.   Sole Dispositive Power
                           1,450,550
     8.   Shared Dispositive Power
                           None

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                           1,450,550
     10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain
Shares*
                            N/A

     11.  Percent of Class Represented by Amount in Row 9
                            6.4%

     12.  Type of Reporting Person
                            IN

                             CONTINUED ON NEXT PAGE

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                PAGE 6 OF 10 PAGES



ITEM 1.   (a)      Name of Issuer:  Bedford Property Investors, Inc.

(b) Address of Issuer's Principal Executive Offices
                   270 Lafayette Circle, Lafayette, CA 94549

ITEM 2.   (a)      Name of Person Filing

                   Lend Lease Rosen Real Estate Securities LLC, Lend Lease Real Estate Investments, Inc. ("LLREI"),Rosen Financial Services, II, L.L.C., Rosen Financial Services, Inc. and Kenneth T. Rosen

          (b)      Address of Principal Business Office or, if none,
Residence

1995 University Avenue, Suite 550, Berkeley, CA 94704 (all but LLREI) 3424 Peachtree Road, Suite 800, Atlanta, GA 30326 (LLREI only)

          (c)      Citizenship:  Delaware/California

          (d)      Title of Class of  Securities:  Common Stock, par value
$.01 per share

          (e)      CUSIP Number: 076446301

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
          (e) [X] Investment Adviser registered under section 203 of Investment Advisors Act of 1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(1)(ii)(F)
          (g) [X] Parent Holding Company, in accordance with Sec. 240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)



                                PAGE 7 OF 10 PAGES



Item 4.   Ownership

If the percent of class owned, as of December 31of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)
(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount Beneficially Owned
                       1,450,550
          (b)  Percent of Class
                           6.4%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote
                             1,193,500
               (ii)  shared power to vote or to direct the voted
                             None
               (iii) sole power to dispose or to direct the disposition of
                             1,450,550
               (iv)  shared power to dispose or to direct the disposition of
                             None

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

        Not Applicable

Item 6.  Ownership of more than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not Applicable.

                          PAGE 8 OF 10 PAGES

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii) (G), so indicated under Item 3 (g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1 (c), attach an exhibit stating the identification of the relevant subsidiary.

Pursuant to Rule 13d-1(b)(ii)(G) each of Rosen Financial Services II, L.L.C. ("RFSII") and Lend Lease Real Estate Investments, Inc. ("LLREI") is filing this report because it is the 50% parent of Lend Lease Rosen Real Estate Securities LLC ("LLR"), a registered investment adviser who acts as investment adviser to certain separate accounts which have purchased the securities that are the subject of this filing. Rosen Financial Services, Inc. ("RFS") is the parent of RFS II and Kenneth T. Rosen is the parent of RFS. In its capacity as investment adviser, LLR has voting and investment power with respect to the subject securities, although LLREI, RFS II, RFS and Mr. Rosen do not.

Item 8. Identification and Classification of Members of the Group

If a group has filed this schedule pursuant to Rule 13d-1(b) (ii) (H), so Indicate under item 3 (h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1 (c) attach an exhibit stating the identity of each member of the group.

         Not Applicable.

Item 9. Notice of Dissolution of Group

Notice of dissolution of a group may be furnished as an exhibit stating the date of dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not Applicable.

Item 10. Certification

The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            PAGE 9 OF 10 PAGES

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1998

                                 LEND LEASE ROSEN REAL ESTATE SECURITIES LLC


                                 By: /s/ Kenneth T. Rosen
                                    Name: Kenneth T. Rosen
                                    Title: Chief Executive Officer


                                 LEND LEASE REAL ESTATE INVESTMENTS, INC.


                                 By: /s/ Thomas A. McKean
                                    Name: Thomas A. McKean
                                    Title: Vice-President


                                 ROSEN FINANCIAL SERVICES II, L.L.C.


                                 By: /s/ Kenneth T. Rosen
                                    Name: Kenneth T. Rosen
                                    Title: Manager


                                 ROSEN FINANCIAL SERVICES, INC.


                                 By: /s/ Kenneth T. Rosen

                                    Name: Kenneth T. Rosen
                                    Title: President



                                   /s/ Kenneth T. Rosen
                                   Kenneth T. Rosen



                           PAGE 10 OF 10 PAGES


                                EXHIBIT

                        JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on the
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is accurate.

Dated as of December 31, 1998


                                 LEND LEASE ROSEN REAL ESTATE SECURITIES LLC


                                    By: /s/ Kenneth T. Rosen
                                    Name: Kenneth T. Rosen
                                    Title: Chief Executive Officer


                                 LEND LEASE REAL ESTATE INVESTMENTS, INC.


                                 By: /s/ Thomas A. McKean
                                    Name: Thomas A. McKean
                                    Title: Vice-President


                                 ROSEN FINANCIAL SERVICES II, L.L.C.


                                 By: /s/ Kenneth T. Rosen

                                    Name: Kenneth T. Rosen
                                    Title: Manager


                                 ROSEN FINANCIAL SERVICES, INC.


                                 By: /s/ Kenneth T. Rosen

                                    Name: Kenneth T. Rosen
                                    Title: President


                                   /s/ Kenneth T. Rosen
                                   Kenneth T. Rosen